Exhibit 99.4

WILLIAM F. THOMAS

1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119

October 17, 2016

Senior Housing Properties Trust

Two Newton Place, 255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

Attn: Senior Housing Properties Trust Board of Trustees

Dear Messrs. Harrington, Portnoy, Portnoy and Somers and Ms. Jones:

William F. Thomas, together with Robert D. Thomas, Gemini Properties and certain other affiliated entities (collectively, the “Acquisition Group” or “we”), may be deemed to beneficially own an aggregate of 3,364,737 shares of Common Stock of Five Star Quality Care, Inc. (the “Company”), representing approximately 6.8% of the outstanding shares.

We have closely monitored the recent events at the Company relating to the $3.00 per share tender offer launched by ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, an entity owned by Barry M. Portnoy and Adam D. Portnoy (together, the “Portnoy Tender Offer”), for up to 10,000,000 shares of the Company’s common stock. We are encouraged by the precedent set by the Board of Trustees of Senior Housing Properties Trust (“SNH”) and the Company’s independent Board members in waiving certain ownership restrictions and granting certain approvals in order to clear the way for the Portnoy Tender Offer. On October 13, 2016, we announced our intention to conduct a tender offer, through an affiliated entity, to acquire up to 10,000,000 shares of FVE’s common stock at a price of $3.45 per share in cash (the “Tender Offer”).

In preparation for the Tender Offer, we have reviewed the Company’s restrictions on transfer pursuant to Article VI of the Articles of Amendment and Restatement (the “Charter”), which prohibits stockholders from acquiring 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Company (the “Charter Restriction”) and requires the consent of the Board of Directors of the Company (the “Board”) and SNH.

In light of the Company’s Charter Restriction, and the Company’s and SNH’s recent waiver of certain ownership restrictions and grant of certain approvals to clear the way for the Portnoy Tender Offer, we are hereby requesting that SNH similarly consent to any Company waiver of the Charter Restriction, pursuant to which the Company would grant to the Acquisition Group (including any affiliated acquisition entity or person) an exception to the Ownership Limit (as defined in the Charter) and deem the Acquisition Group (including any affiliated acquisition entity or person) to be an Excepted Holder (as defined in the Charter).

As such, in connection with the Tender Offer, we are requesting that SNH grant the following:

•                  the written consent of SNH to the Board’s grant of the exceptions to the Charter Restriction; and

•                  a written waiver of SNH of any default or event of default under any lease, management or other agreement between or among the Company and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by us (including any affiliated acquisition entity or person), in aggregate, of up to 10,000,000 shares of Common Stock, such consent and waiver to be in a form satisfactory to the Board.

The Acquisition Group’s interests are truly aligned with the interests of all shareholders of the Company in providing fair value for any shareholders who may be seeking liquidity for their investment, on the one hand, while continuing to seek to take steps to improve the Company’s corporate governance and strategic direction to drive shareholder value creation for long-term holders, on the other hand. We expect the Company’s independent directors and SNH to work with us in good faith to take whatever steps may be necessary for the Acquisition Group to be granted similar exceptions and approvals that may be required for us to complete our offer.

Nothing in this letter shall be interpreted to preclude the Acquisition Group from making further requests for exemptions under the Charter, the Amended and Restated Bylaws or Maryland General Corporation Law and to the extent any future covenants are provided to the Company or SNH in respect to such exemption request, such covenants shall be in the form of an amended and restated exemption request letter, which if approved by the Company and SNH, shall supersede in full those provided in this letter.

We are available to answer any reasonable and appropriate requests for additional information SNH and its advisors may have in order to assist in making their determination on the exemption requested herein. As time is of the essence in this matter, we request that you respond to us promptly, and, in any event, no later than 12pm EST on October 21, 2016. We reserve all rights under applicable law.

Sincerely,

/s/ William F. Thomas

William F. Thomas